April 1, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Soundstorm Digital, Inc. on Form S-1A #4 of our audit report, dated April 17, 2013,  relating to the accompanying balance sheets as of December 31, 2012 and 2011, and the related statements of operation, stockholders’ equity, and cash flow from inception (May 9, 2011) through December 31, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

April 1, 2014